CFS Bancorp, Inc. 707 Ridge Road ● Munster, Indiana 46321

FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman and Chief Executive Officer                                219-836-2960
Daryl D. Pomranke, President and Chief Operating Officer                             219-513-5150
Jerry A. Weberling, Executive Vice President and CFO                                  219-513-5103

CFS Bancorp, Inc. Reports Third Quarter Financial Results

MUNSTER, IN – October 26, 2011 – CFS Bancorp, Inc. (the Company), (NASDAQ: CITZ), the parent of Citizens Financial Bank (the Bank), today reported net income of $394,000, or $.04 per diluted share, for the third quarter of 2011, compared to net income of $863,000, or $.08 per diluted share, for the third quarter of 2010.  The Company’s net income for the nine months ended September 30, 2011 was $2.1 million, or $.20 per diluted share, compared to $2.5 million, or $.24 per share for the nine months ended September 30, 2010.

Financial results for the quarter include:

◆	Other real estate owned decreased $4.0 million, or 18.8%, during the quarter to $17.2 million compared to $21.2 million at June 30, 2011;
◆	Non-performing assets decreased to $76.5 million compared to $78.4 million at June 30, 2011;
◆
Provision for loan losses increased to $2.7 million from $1.0 million for the second quarter of 2011 and $525,000 for the third quarter of 2010 due to a higher level of net charge-offs in the current quarter;

◆	Core deposits increased to $596.8 million, to 60.5% of total deposits, compared to $570.6 million, or 59.2% of total deposits, at June 30, 2011;
◆	Net interest margin decreased to 3.39% in the third quarter of 2011 from 3.59% in the second quarter of 2011 and 3.54% in the third quarter of 2010; and
◆	The Bank’s risk-based capital ratio increased to 13.57% from 13.29% at June 30, 2011.

Chairman’s Comments

 “This is our eighth consecutive quarter of positive earnings,” said Thomas F. Prisby, Chairman and CEO.  “As we build our liquidity and maintain high cash balances earning a minimal return, our margin continues to be negatively impacted.  We are positioning the Bank to continue to grow earning assets as the opportunities for loan quantity and quality emerge.”

“Our funding quality and core deposits continue to strengthen as we continue to expand and deepen our commercial and retail relationships,” continued Prisby.  “We have renewed our efforts to expand income opportunities, and more importantly, reduce operating expenses without impacting the quality of our products and services.”

CFS Bancorp, Inc. – Page 2 of 13

    “The reduction in non-performing assets continues as our highest priority.  Significant progress is being made by Daryl Pomranke, President and Chief Operating Officer, and the Asset Management team,” added Prisby.  “We continually evaluate all opportunities to reduce non-performing assets in a cost efficient manner.  We sold our largest other real estate owned parcel carried at $6.7 million at a small gain during the quarter.”

Progress on Strategic Growth and Diversification Plan

The Company continues to focus its efforts on reducing the level of non-performing loans, seeking to either restructure specific non-performing credits or foreclose, obtain title, and transfer the loan to other real estate owned where we can take control of and liquidate the underlying collateral.  The Company’s ratio of non-performing loans to total loans increased to 8.18% at September 30, 2011 from 7.76% at June 30, 2011, which was related to an increase in non-accruing non-owner occupied commercial real estate loans and lower total outstanding loans.  This was partially offset by transfers to other real estate owned during the quarter.  The non-performing assets ratio to total assets declined to 6.55% at September 30, 2011 from 6.95% at June 30, 2011 primarily due to the reduction in other real estate owned and the impact of a larger balance sheet.  See the Asset Quality table in this press release.

During the third quarter, the Bank sold $6.9 million of other real estate owned, recognizing pre-tax net gains on the sales of $266,000.  The Bank currently has contracts on six separate other real estate owned properties which will reduce non-performing assets by an additional $597,000 during the fourth quarter of 2011 with no anticipated loss on sale, presuming the transactions close as scheduled and pursuant to the contractual terms.

The Company also remains strongly focused on its cost structure, as non-interest expense for the third quarter of 2011 decreased to $9.2 million from $11.1 million for the second quarter of 2011 and from $9.4 million for the third quarter of 2010.  The decrease was primarily the result of the absence of large valuation allowances on other real estate owned in the second quarter of 2011.  Excluding these valuation allowances, non-interest expense for the third quarter decreased to $8.9 million from $9.3 million for the second quarter of 2011 and $9.2 million for the third quarter of 2010.

The Company continues to target specific segments in its loan portfolio for growth, including commercial and industrial, commercial real estate – owner occupied, and multifamily, which in the aggregate comprised 52.2% of the commercial loan portfolio at September 30, 2011, compared to 53.1% at June 30, 2011.  The decrease was primarily related to the payoff of a $6.8 million multifamily loan and partially offset by the origination of a $5.2 million non-owner occupied commercial real estate loan during the third quarter of 2011.  The Company’s focus on deepening relationships continues to emphasize core deposit growth.  Total core deposit balances increased 4.6% from June 30, 2011, and total core deposits as a percentage of total deposits increased to 60.5% at September 30, 2011 from 59.2% at June 30, 2011.

CFS Bancorp, Inc. – Page 3 of 13

Pre-tax, Pre-Provision Earnings, As Adjusted1

The Company’s pre-tax, pre-provision earnings, as adjusted, totaled $2.7 million for the third quarter of 2011 compared to $2.5 million for the second quarter of 2011 and $2.3 million for the third quarter of 2010.  The pre-tax, pre-provision earnings, as adjusted, for the third quarter of 2011 compared to the second quarter of 2011 was favorably impacted by increased service charges and other fees, gains on the sale on loans receivable, and commission income coupled with a decrease in compensation and employee benefits expense, FDIC insurance premiums and regulatory assessments, and marketing expenses.

Net Interest Income and Net Interest Margin

	Three Months Ended
	9/30/11	6/30/11	9/30/10
	(Dollars in thousands)
Net interest margin	3.39%	3.59%	3.54%
Interest rate spread	3.30	3.49	3.42
Net interest income	$8,859	$9,187	$8,886
Average assets:
Yield on interest-earning assets	4.12%	4.38%	4.56%
Yield on loans receivable	4.82	4.94	4.90
Yield on investment securities	2.93	3.01	3.93
Average interest-earning assets	$1,036,064	$1,026,940	$997,279
Average liabilities:
Cost of interest-bearing liabilities	.82%	.89%	1.14%
Cost of interest-bearing deposits	.73	.81	1.02
Cost of borrowed funds	2.28	2.64	2.45
Average interest-bearing liabilities	$922,049	$915,785	$899,682

The Company’s net interest margin decreased 20 basis points to 3.39% for the third quarter of 2011 from 3.59% for the second quarter of 2011 and decreased 15 basis points from 3.54% for the third quarter of 2010.  Net interest income was $8.9 million for the third quarter of 2011 compared to $9.2 million for the second quarter of 2011 and $8.9 million for the third quarter of 2010.  The net interest margin continued to be negatively impacted by the Bank’s higher levels of liquidity due to strong deposit growth, modest loan demand, and the elevated level of non-performing assets.  The yield on investment securities declined due to reinvesting proceeds from sales and maturities of investment securities in lower yielding investments as market interest rates remained low.  In addition, the higher level of the Bank’s non-performing loans continues to negatively affect the yield on loans receivable.  The Bank’s net interest margin was positively affected by a seven basis point decrease in the cost of interest-bearing liabilities from the second quarter of 2011 and a 32 basis point decrease compared to the third quarter of 2010.

1 A schedule reconciling earnings in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measurement of pre-tax, pre-provision earnings, as adjusted, is provided on the last page of the attached tables.

CFS Bancorp, Inc. – Page 4 of 13

Interest income decreased 4.1% to $10.8 million for the third quarter of 2011 compared to $11.2 million for the second quarter of 2011 and 6.2% from $11.5 million for the third quarter of 2010.  The fluctuations are primarily related to the Bank reinvesting its proceeds from sales and maturities of investment securities in lower yielding investments and maintaining higher levels of short-term liquid investments due to the lack of suitable higher yielding investment alternatives in the current low interest rate environment and modest loan demand.  Furthermore, the Bank’s level of non-performing assets continues to negatively impact interest income.

Interest expense decreased 6.7% to $1.9 million for the third quarter of 2011 compared to $2.0 million for the second quarter of 2011 and 26.5% from $2.6 million for the third quarter of 2010.  The Bank’s continued disciplined pricing on new deposits, repricing of renewals of existing certificates of deposit at lower interest rates, and a 37.3% reduction in the average balances of Federal Home Loan Bank (FHLB) advances contributed to the decrease in interest expense during the third quarter of 2011 compared to the third quarter of 2010.

Non-Interest Income and Non-Interest Expense

Non-interest income decreased $1.2 million, or 27.1%, to $3.3 million for the third quarter of 2011 compared to the second quarter of 2011 primarily due to a decrease of $2.0 million of net gains on sales of other real estate owned partially offset by an increase of $758,000 of net gains on sales of investment securities.  The net gains on the sale of investment securities resulted from the sale of $22.8 million of longer duration investment securities as interest rates declined to historic lows during the quarter.  Excluding these gains on sales of investment securities and other real estate owned, non-interest income increased $159,000 from the second quarter of 2011 due to increased activity related to service charges and other fees, commission income, and net gains on sales of loans receivable.

Non-interest income increased $1.2 million, or 55.6%, from $2.1 million for the third quarter of 2010 primarily due to net gains on sales of investment securities totaling $758,000 and other real estate owned totaling $266,000.  Excluding these gains on sales, non-interest income increased $161,000 from the third quarter of 2010 primarily due to increased activity related to card-based fees, commission income, and net gains on sales of loans receivable.

Non-interest expense for the third quarter of 2011 decreased 17.0% and 2.7%, respectively, to $9.2 million compared to $11.1 million for the second quarter of 2011 and $9.4 million for the third quarter of 2010.  The decrease from the second quarter of 2011 was primarily due to the absence of $1.4 million of valuation allowances of other real estate owned properties combined with decreases in compensation and employee benefits primarily related to a decrease in accrued incentive expense, FDIC insurance premiums and regulatory assessments, and marketing costs.  The decrease compared to the third quarter of 2010 is primarily due to decreases in FDIC insurance premiums and regulatory assessments, professional fees related to the proxy contest in 2010, and the absence of severance and early retirement expense in 2011.

CFS Bancorp, Inc. – Page 5 of 13

Income Tax Expense

During the current quarter, the Company’s income tax benefit totaled $84,000, equal to an effective tax benefit rate of 27.1%, compared to an effective tax rate of 25.6% and 17.9%, respectively, in the second quarter of 2011 and the third quarter of 2010.  The decrease in the effective tax rate during the current quarter was primarily due to the increased tax sheltering impact of income from bank-owned life insurance and other tax credits.

Asset Quality

	9/30/11	6/30/11	9/30/10
	(Dollars in thousands)
Non-performing loans (NPLs)	$59,335	$57,217	$56,098
Other real estate owned	17,195	21,164	24,211
Non-performing assets (NPAs)	$76,530	$78,381	$80,309
NPLs / total loans	8.18%	7.76%	7.75%
NPAs / total assets	6.55	6.95	7.17
Allowance for loan losses (ALL)	$17,186	$17,039	$17,485
ALL / total loans	2.37%	2.31%	2.41%
ALL / NPLs	28.96	29.78	31.17
Provision for loan losses for the quarter ended	$2,673	$996	$525
Net charge-offs for the quarter ended	2,526	1,052	648

Total non-performing loans increased 3.7% to $59.3 million at September 30, 2011, compared to $57.2 million at June 30, 2011.  The ratio of non-performing loans to total loans increased to 8.18% during the quarter compared to 7.76% at June 30, 2011 primarily due to a decrease in outstanding loan balances of $12.0 million from June 30, 2011.  During the third quarter of 2011, non-performing loans increased primarily due to four non-owner occupied commercial real estate loans totaling $6.1 million being transferred to nonaccrual status.  Partially offsetting the increase, net charge-offs totaled $2.5 million during the third quarter of 2011.  Non-performing loans also decreased due to the payoff of a $771,000 owner occupied commercial real estate loan from the sale of the collateral and the transfers of an owner occupied commercial real estate loan totaling $979,000 and a commercial participation loan totaling $1.9 million to other real estate owned during the third quarter of 2011.

The provision for loan losses increased to $2.7 million for the third quarter of 2011 compared to $1.0 million for the second quarter of 2011 and $525,000 for the third quarter of 2010.  The increase during the third quarter of 2011 was primarily related to the higher level of net charge-offs in the current quarter.  Net charge-offs included $532,000 on two commercial and industrial loan relationships, $876,000 on an owner occupied commercial real estate loan relationship, $448,000 on a non-owner occupied commercial real estate loan, and $360,000 on eight home equity lines of credit.

The ratio of the allowance for loan losses to total loans increased slightly to 2.37% at September 30, 2011 compared to 2.31% at June 30, 2011 and decreased slightly compared to 2.41% at September 30, 2010.  When management determines a non-performing collateral dependent loan has a collateral shortfall, management will immediately charge off the collateral shortfall.  As a result, the Company is not required to maintain an allowance for loan losses on these loans as the loan balance has already been

CFS Bancorp, Inc. – Page 6 of 13

written down to its net realizable value (fair value less estimated costs to sell the collateral).  As such, the ratio of the allowance for loan losses to total loans and the ratio of the allowance for loan losses to non-performing loans have been affected by cumulative partial charge-offs of $4.2 million recorded through September 30, 2011 on $7.3 million, net of charge-offs, of collateral dependent non-performing loans and specific impairment reserves totaling $8.7 million on other non-collateral dependent non-performing loans at September 30, 2011.

Balance Sheet and Capital

	9/30/11	6/30/11	9/30/10
	(Dollars in thousands)
Assets:
Total assets	$1,168,481	$1,128,019	$1,119,479
Loans receivable, net of unearned fees	725,467	737,516	724,137
Investment securities	232,804	248,958	222,548

Liabilities and Equity:
Total liabilities	1,053,726	1,011,853	1,005,599
Deposits	986,441	964,527	929,856
Borrowed funds	56,115	38,835	64,199
Shareholders’ equity	114,755	116,166	113,880

Loans Receivable

	9/30/11		6/30/11		9/30/10
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial loans:
Commercial and industrial	$83,569	11.5%	$83,082	11.3%	$70,916	9.8%
Commercial real estate – owner occupied	100,244	13.8	102,315	13.8	98,337	13.6
Commercial real estate – non-owner occupied	193,267	26.7	187,380	25.4	190,706	26.3
Commercial real estate – multifamily	70,129	9.7	77,562	10.5	70,259	9.7
Commercial construction and land development	22,635	3.1	23,424	3.2	26,868	3.7
Commercial participations	16,739	2.3	21,194	2.9	26,488	3.7
Total commercial loans	486,583	67.1	494,957	67.1	483,574	66.8

Retail loans:
One-to-four family residential	181,025	25.0	183,269	24.8	179,512	24.8
Home equity lines of credit	53,953	7.4	54,975	7.5	55,808	7.7
Retail construction and land development	1,299	.2	2,095	.3	4,092	.6
Other	3,007	.4	2,670	.4	1,606	.2
Total retail loans	239,284	33.0	243,009	33.0	241,018	33.3

Total loans receivable	725,867	100.1	737,966	100.1	724,592	100.1
Net deferred loan fees	(400)	(.1)	(450)	(.1)	(455)	(.1)

Total loans receivable, net of unearned fees	$725,467	100.0%	$737,516	100.0%	$724,137	100.0%

CFS Bancorp, Inc. – Page 7 of 13

Loan fundings during the three months ended September 30, 2011 totaled $20.3 million compared to loan fundings of $38.4 million for the three months ended June 30, 2011 and $14.8 million for the three months ended September 30, 2010, which reflects increased loan demand levels during the current year period.  The Company’s business banking pipeline continues to improve.  Loan fundings during the third quarter of 2011 were offset by loan payoffs and repayments of $22.7 million, transfers to other real estate owned totaling $3.4 million, and gross charge-offs of $2.5 million.

Through the execution of our Strategic Growth and Diversification Plan, we continue to diversify our loan portfolio and reduce loans not meeting our current defined risk tolerance.  The Company’s targeted growth segments within the loan portfolio, including commercial and industrial, commercial real estate – owner occupied, and multifamily commercial real estate, comprise 52.2% of the commercial loan portfolio at September 30, 2011.  Participations purchased decreased $4.5 million, or 21.0%, compared to June 30, 2011 and $9.7 million, or 36.8%, compared to September 30, 2010.

During the third quarter of 2011, the Bank sold $3.2 million of conforming one-to-four family mortgage loans and recorded a gain on sale of $66,000.

Deposits

	9/30/11		6/30/11		9/30/10
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Checking accounts:
Non-interest bearing	$106,476	10.8%	$98,377	10.2%	$95,086	10.2%
Interest-bearing	172,007	17.4	154,401	16.0	143,600	15.5
Money market accounts	185,906	18.9	188,942	19.6	163,725	17.6
Savings accounts	132,378	13.4	128,902	13.4	121,732	13.1
Core deposits	596,767	60.5	570,622	59.2	524,143	56.4

Certificates of deposit accounts	389,674	39.5	393,905	40.8	405,713	43.6

Total deposits	$986,441	100.0%	$964,527	100.0%	$929,856	100.0%

The Bank strives to grow deposits through many channels including enhancing its brand recognition within its communities, offering attractive deposit products, bringing in new client relationships by meeting all of their banking needs, and holding its experienced sales team accountable for growing deposits and relationships.  Since September 30, 2010, the Bank has increased its core deposits by $72.6 million, or 13.9%, and core deposits at September 30, 2011 represent 60.5% of total deposits compared to 56.4% at September 30, 2010.  Increasing core deposits is reflective of our success in deepening our client relationships, one of our core Strategic Plan objectives.

CFS Bancorp, Inc. – Page 8 of 13

Borrowed Funds

	9/30/11	6/30/11	9/30/10
	(Dollars in thousands)
Short-term variable-rate repurchase agreements	$16,175	$13,730	$13,931
FHLB advances	39,940	25,105	50,268
Total borrowed funds	$56,115	$38,835	$64,199

Borrowed funds increased during the third quarter of 2011 primarily due to a new $15.0 million fixed-rate FHLB advance and increased borrowings from repurchase agreements which will fluctuate depending on the client’s liquidity levels.

Shareholders’ Equity

Shareholders’ equity at September 30, 2011 decreased $1.4 million to $114.8 million from $116.2 million at June 30, 2011 and increased $1.8 million from $112.9 million at December 31, 2010.  The decrease from June 30, 2011 was due to an increase in accumulated other comprehensive loss totaling $1.7 million and was partially offset by net income of $394,000.  The increase from December 31, 2010 was primarily related to net income totaling $2.1 million for the nine months ended September 30, 2011.

At September 30, 2011, the Company’s tangible common equity was $114.8 million, or 9.82% of tangible assets, compared to $112.9 million, or 10.07% of tangible assets at December 31, 2010.  At September 30, 2011, the Bank’s tangible, core, and risk-based capital ratios exceeded “minimum” and “well capitalized” regulatory capital requirements.

Company Profile

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities to be successful.  The Bank has 22 full-service banking centers throughout adjoining markets in Chicago’s Southwest suburbs and Northwest Indiana.  The Company’s website can be found at www.citz.com.

Forward-Looking Information

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding our ability to successfully execute our strategy and our Strategic Growth and Diversification Plan, the level and sufficiency of our current regulatory capital and equity ratios, our ability to continue to diversify the loan portfolio, our efforts at deepening client relationships, increasing our levels of core deposits, lowering our non-performing asset levels, managing and reducing our credit-related costs, increasing our revenue growth and levels of earning assets, the effects of general economic and competitive conditions nationally and within our core market area, our ability to sell other real estate

CFS Bancorp, Inc. – Page 9 of 13

owned properties, levels of provision for the allowance for loan losses and amounts of charge-offs, loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, interest rate environment, and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other filings the Company makes with the Securities and Exchange Commission.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or are not historical or current facts, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances.  Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements.  The Company does not intend to update these forward-looking statements unless required to under the federal securities laws.

#   #   #

SELECTED CONSOLIDATED FINANCIALS AND OTHER DATA FOLLOW

CFS Bancorp, Inc. – Page 10 of 13

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Interest income:
Loans	$8,881	$9,016	$9,199	$26,708	$28,503
Investment securities	1,794	2,040	2,176	5,879	6,552
Other interest-earning assets	80	164	90	401	337
Total interest income	10,755	11,220	11,465	32,988	35,392

Interest expense:
Deposits	1,602	1,777	2,143	5,272	6,342
Borrowed funds	294	256	436	813	1,392
Total interest expense	1,896	2,033	2,579	6,085	7,734
Net interest income	8,859	9,187	8,886	26,903	27,658
Provision for loan losses	2,673	996	525	4,572	3,052
Net interest income after provision for loan losses	6,186	8,191	8,361	22,331	24,606

Non-interest income:
Service charges and other fees	1,263	1,174	1,290	3,513	3,830
Card-based fees	520	520	475	1,515	1,398
Commission income	100	78	40	223	140
Net gain on sale of:
Investment securities	758	173	–	1,450	456
Loans receivable	66	26	–	124	–
Other real estate owned	266	2,238	2	2,499	14
Income from bank-owned life insurance	216	210	217	632	702
Other income	121	119	103	343	371
Total non-interest income	3,310	4,538	2,127	10,299	6,911

Non-interest expense:
Compensation and employee benefits	4,818	5,047	4,709	15,104	13,928
Net occupancy expense	706	670	691	2,141	2,097
FDIC insurance premiums and regulatory assessments	481	504	623	1,638	1,891
Professional fees	309	334	512	1,031	1,850
Furniture and equipment expense	436	454	488	1,353	1,547
Data processing	424	441	443	1,307	1,316
Marketing	213	270	189	670	519
Other real estate owned related expense	614	2,011	470	3,217	1,356
Loan collection expense	117	233	156	470	478
Severance and early retirement costs	–	–	88	–	528
Other	1,068	1,107	1,068	3,293	2,990
Total non-interest expense	9,186	11,071	9,437	30,224	28,500

Income before income taxes	310	1,658	1,051	2,406	3,017
Income tax (benefit) expense	(84)	425	188	307	475

Net income	$394	$1,233	$863	$2,099	$2,542

Basic earnings per share	$.04	$.12	$.08	$.20	$.24
Diluted earnings per share	$.04	$.11	$.08	$.20	$.24

Weighted-average common and common share
equivalents outstanding:
Basic	10,693,724	10,691,424	10,657,719	10,678,788	10,626,890
Diluted	10,753,386	10,759,332	10,707,163	10,739,969	10,701,072

CFS Bancorp, Inc. – Page 11 of 13

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010
ASSETS
Cash and amounts due from depository institutions	$33,421	$33,075	$24,624	$23,098
Interest-bearing deposits	84,344	14,423	37,130	29,120
Cash and cash equivalents	117,765	47,498	61,754	52,218

Investment securities available-for-sale, at fair value	218,417	234,121	197,101	210,717
Investment securities held-to-maturity, at cost	14,387	14,837	17,201	11,831
Investment in Federal Home Loan Bank stock, at cost	8,638	8,638	20,282	23,944

Loans receivable, net of unearned fees	725,467	737,516	732,584	724,137
Allowance for loan losses	(17,186)	(17,039)	(17,179)	(17,485)
Net loans	708,281	720,477	715,405	706,652

Loans held for sale	839	211	–	4,425
Investment in bank-owned life insurance	36,095	35,880	35,463	35,273
Accrued interest receivable	2,908	3,148	3,162	3,315
Other real estate owned	17,195	21,164	22,324	24,211
Office properties and equipment	18,053	18,163	20,464	20,611
Net deferred tax assets	17,708	16,714	17,923	17,130
Prepaid expenses and other assets	8,195	7,168	10,597	9,152
Total assets	$1,168,481	$1,128,019	$1,121,676	$1,119,479

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$986,441	$964,527	$945,884	$929,856
Borrowed funds	56,115	38,835	53,550	64,199
Advance payments by borrowers for taxes and insurance	5,868	4,387	4,618	5,952
Other liabilities	5,302	4,104	4,696	5,592
Total liabilities	1,053,726	1,011,853	1,008,748	1,005,599

Shareholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,877,015, 10,867,802, 10,850,040,
and 10,851,724 shares outstanding	234	234	234	234
Additional paid-in capital	187,023	187,133	187,164	187,075
Retained earnings	85,365	85,080	83,592	82,783
Treasury stock, at cost; 12,546,291, 12,555,504, and 12,573,266, shares
and 12,571,582 shares	(154,766)	(154,877)	(155,112)	(155,022)
Accumulated other comprehensive loss, net of tax	(3,101)	(1,404)	(2,950)	(1,190)
Total shareholders' equity	114,755	116,166	112,928	113,880

Total liabilities and shareholders' equity	$1,168,481	$1,128,019	$1,121,676	$1,119,479

CFS Bancorp, Inc. – Page 12 of 13

CFS BANCORP, INC.
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

		September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010

Book value per share		$10.55	$10.69	$10.41	$10.49
Tangible book value per share		10.55	10.69	10.41	10.49
Shareholders' equity to total assets		9.82%	10.30%	10.07%	10.17%
Tangible capital ratio (Bank only)		8.87	9.17	9.07	8.91
Core capital ratio (Bank only)		8.87	9.17	9.07	8.91
Risk-based capital ratio (Bank only)		13.57	13.29	13.32	13.21
Common shares outstanding		10,877,015	10,867,802	10,850,040	10,851,724
Employees (FTE)		311	315	322	315
Number of full service banking centers		22	22	22	22

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Average Balance Data:
Total assets	$1,150,149	$1,141,927	$1,111,642	$1,140,791	$1,095,045
Loans receivable, net of unearned fees	730,524	732,746	744,316	730,242	754,145
Investment securities	239,655	267,984	216,393	248,905	204,392
Interest-earning assets	1,036,064	1,026,940	997,279	1,025,231	989,290
Deposits	972,486	977,236	917,642	971,727	892,288
Interest-bearing deposits	871,637	877,295	829,988	872,912	802,247
Non-interest bearing deposits	100,849	99,941	87,654	98,815	90,041
Interest-bearing liabilities	922,049	915,785	899,682	915,870	882,260
Shareholders' equity	116,408	115,767	113,145	115,199	112,061
Performance Ratios (annualized):
Return on average assets	.14%	.43%	.31%	.25%	.31%
Return on average equity	1.34	4.27	3.03	2.44	3.03
Average yield on interest-earning assets	4.12	4.38	4.56	4.30	4.78
Average cost of interest-bearing liabilities	.82	.89	1.14	.89	1.17
Interest rate spread	3.30	3.49	3.42	3.41	3.61
Net interest margin	3.39	3.59	3.54	3.51	3.74
Non-interest expense to average assets	3.17	3.89	3.37	3.54	3.48
Efficiency ratio (1)	80.50	81.69	85.70	84.54	83.56

Cash dividends declared per share	.01	.01	.01	.03	.03
Market price per share of common stock
for the period ended:
Close	$4.34	$5.37	$4.56	$4.34	$4.56
High	5.70	5.90	4.92	5.90	6.24
Low	4.34	5.28	4.18	4.34	3.02

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest
income, exluding net gain on sales of investment securities.

CFS Bancorp, Inc. – Page 13 of 13

CFS BANCORP, INC.
Reconciliation of Income Before Income Taxes to Pre-Tax, Pre-Provision Earnings, as adjusted
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010

Income before income taxes	$310	$1,658	$1,051
Provision for loan losses	2,673	996	525
Pre-tax, pre-provision earnings	2,983	2,654	1,576

Add back (subtract):
Net gain on sale of investment securities	(758)	(173)	–
Net gain on sale of other real estate owned	(266)	(2,238)	(2)
Other real estate owned related expense	614	2,011	470
Loan collection expense	117	233	156
Severance and early retirement expense	–	–	88

Pre-tax, pre-provision earnings, as adjusted	$2,690	$2,487	$2,288

Pre-tax, pre-provision earnings, as adjusted,
to average assets	.93%	.87%	.82%

		Nine Months Ended
		September 30, 2011	September 30, 2010

Income before income taxes		$2,406	$3,017
Provision for loan losses		4,572	3,052
Pre-tax, pre-provision earnings		6,978	6,069

Add back (subtract):
Net gain on sale of investment securities		(1,450)	(456)
Net gain on sale of other real estate owned		(2,499)	(14)
Other real estate owned related expense		3,217	1,356
Loan collection expense		470	478
Severance and early retirement expense		–	528

Pre-tax, pre-provision earnings, as adjusted		$6,716	$7,961

Pre-tax, pre-provision earnings, as adjusted,
to average assets		.79%	.97%

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles (GAAP) and general practice within the banking industry. Management uses certain non-GAAP financial measures to evaluate the Company's financial performance and has provided the non-GAAP financial measures of pre-tax, pre-provision earnings, as adjusted, and pre-tax, pre-provision earnings, as adjusted, to average assets. In these non-GAAP financial measures, the provision for loan losses, other real estate owned related income and expense, loan collection expense, and certain other items, such as gains and losses on sales of investment securities and other assets, severance and early retirement expense, and FDIC special insurance premium assessment are excluded. Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance excluding certain credit-related costs and other non-recurring items period to period and allows management and others to assess the Company's ability to generate pre-tax earnings to cover the Company’s provision for loan losses and other credit-related costs. Although these non-GAAP financial measures are intended to enhance investors understanding of the Company's business performance, these operating measures should not be considered as an alternative to GAAP.